EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

RiceBran Technologies
Scottsdale, Arizona

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 1, 2013, except for the reverse stock split disclosed in Note 11 which is as of November 18, 2013, relating to the consolidated financial statements of RiceBran Technologies (the Company), which is contained in that Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Phoenix, Arizona

November 18, 2013